UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  January 24, 2008

DYNAMIC LEISURE CORPORATION

(Exact name of registrant as specified in its charter)

333-07953

(Commission File Number)

Minnesota	41-1508703
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

5680A W. Cypress Street

           Tampa, FL 33607

(Address of principal executive offices)

(813) 877-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT.

On January 22, 2008, the Company entered into an agreement (the “Purchase Agreement”) with Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”) with respect to the purchase by Trafalgar of $1,200,000 of secured convertible debentures and the issuance of related warrants. On January 24, 2008, the Company issued two 42 month convertible debentures to Trafalgar aggregating $1,200,000. The debentures bear interest at 12% per annum, compounded monthly, and are convertible into common stock at the lesser of (a) an amount equal to ten cents ($.10) per share (the “Fixed Conversion Price”), or (b) an amount equal to eighty percent (85%) of the lowest daily closing bid price of the Company’s Common Stock, as quoted by Bloomberg, LP, for the five (5) trading days immediately prior to conversion with each debenture subject to current exchange rate protection. In no event is Trafalgar entitled to convert the debentures or accrued interest into an amount of shares that would cause Trafalgar’s ownership in the Company to exceed 4.99%. The $1,000,000 debenture requires interest only payments for the first six (6) months from the closing date after which this debenture is to be redeemed over the remaining twenty-four (24) months through monthly principal and interest at a ten percent (10%) redemption premium. The $200,000 debenture requires redemption over twelve (12) months after closing through monthly principal and interest at a ten percent (10%) redemption premium. Should the Company raise in excess of $500,000 during the life of the debentures, it shall be required to redeem thirty percent (30%) of the outstanding principal balance of the debentures. Interest is payable in cash or common stock at a value equal to the closing bid price on the date the interest is due or when the interest is paid at the option of Trafalgar.

The Purchase Agreement requires the Company to use proceeds from the $200,000 debenture for the purpose of acquiring a travel company based in the United Kingdom. Conditions to Trafalgar purchase of the debentures included provisions whereby Company shall a) cause each of its other lenders to file a Form UCC-3 within sixty (60) days of the date of the Purchase Agreement and the Company shall file a form UCC-1 or such other forms as may be required to perfect Trafalgar’s interest in the pledged collateral as detailed in the related security agreement, providing Trafalgar with a senior lien on all of the Company’s assets and intellectual property and provided proof of such filing to Trafalgar, b) establish a stock option plan for senior executives, including its Chief Executive Officer which shall allow the Company to grant to such employees options to acquire an aggregate of up to ten million (10,000,000) shares of the Company’s Common Stock, provided that an option to acquire no less than seven million (7,000,000) of such shares is granted to the Company’s Chief Executive Officer, c) take all necessary steps such that Trafalgar shall have the ability to appoint one member to the Company’s Board of Directors and d) shall reduce the fixed conversion price to ten cents ($0.10) on all currently executed convertible debentures held by Trafalgar and the exercise price to ten cents ($0.10) on all currently executed warrants held by Trafalgar.

In connection with the offering, the Company issued a warrant to purchase 15,000,000 shares of the Company’s common stock at one tenth of one cent ($.001) per share (“Warrant”). The Warrant is exercisable for a period of five years. The number of shares subject to the Warrant and the exercise price are subject to adjustment for stock splits, stock combinations and certain dilutive issuances, including the issuance of shares of Common Stock for no consideration or for a consideration per share less than warrant price in effect immediately prior to such issuance. In no event is Trafalgar entitled to acquire common stock through the exercise of this warrant in an amount of shares that would cause Trafalgar’s ownership in the Company to exceed 4.99%.

The Company entered into an Investor Registration Rights Agreement that requires the Company to prepare and file no later than April 10, 2008 (Scheduled Filing Deadline) with the SEC a registration statement under the 1933 Act and have this registration statement declared effective no later ninety (90) days (“Scheduled Effective Date”) after the Scheduled Filing Deadline. In the event that Company failures to file or obtain effectiveness of the registration statement as agreed, the Company shall pay Trafalgar liquidated damages equal to two percent (2%) of the liquidated value of the debentures outstanding for each thirty (30) day period (or any part thereof) after the Scheduled Filing Deadline or the Scheduled Effective Date. The liquidated damages are capped at fifteen percent (15%).

The foregoing description of the Securities Purchase Agreement, Note and Warrant, is qualified in its entirety by reference to the full text of such agreements and instruments, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated herein by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

Under the Securities Purchase Agreement described under Item 1.01 above, the Company issued a secured convertible debenture in the principal amount of $1,200,000 and warrant for the purchase of 15,000,000 shares of common stock to an institutional accredited investor. The debenture and warrant have the terms and conditions set forth under Item 1.01 above.

The foregoing issuances were made in reliance upon the exemption provided in Section 4(2) of the Securities Act and the safe harbor of Rule 506 under Regulation D. Certificates representing such securities contain restrictive legends preventing sale, transfer or other disposition, unless registered under the Securities Act. The recipients of such securities received, or had access to, material information concerning our company, including, but not limited to, our reports on Form 10-KSB, Form 10-QSB, and Form 8-K, as filed with the SEC.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description

10.1	Securities Purchase Agreement by and between the Company and Trafalgar Capital Specialized Investment Fund, Luxembourg (“Trafalgar”)

10.2	Secured Convertible Debenture - $1,000,000

10.3	Secured Convertible Debenture - $200,000

10.4	Security Agreement

10.5	Form of Warrant

10.6	Investor Registration Rights Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNAMIC LEISURE CORPORATION

Date: January 29, 2008	By: /s/ Daniel G. Brandano
Daniel G. Brandano
President